ARTICLES OF INCORPORATION
OF
VENTURE LENDING & LEASING IV, INC.

Article I
Incorporation

The undersigned, Ronald W. Swenson, whose address is 2010 North First Street, Suite 310, San Jose, California 95131, being at least eighteen years of age, does hereby form a corporation under the general laws of the State of Maryland.

Article II
Name of Corporation

The name of the Corporation is Venture Lending & Leasing IV, Inc.

Article III
Corporate Purposes

The Corporation is formed for the following purpose or purposes:

  To conduct, operate, and carry on the business of a closed-end, management investment company that has elected to be treated as a business development company, pursuant to the Investment Company Act of 1940, as amended ("1940 Act"); provided, however, that the Corporation may cease to be treated as a business development company upon compliance with the requirements of the 1940 Act with respect thereto; and

  To exercise and enjoy all powers, rights and privileges granted to and conferred upon corporations by the Maryland General Corporation Law now or hereafter in force.

Article IV
Address of Principal Office

The post office address of the principal office of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202.

Article V
Name and Address of Resident Agent

The name and address of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202.

Article VI
Shares of Stock

  The total number of shares of all classes of stock which the Corporation has authority to issue is ten million (10,000,000) shares of Common Stock, $.001 par value per share, having an aggregate par value of $10,000.

  No holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

  All shares of the Corporation's authorized stock, when issued for such consideration as the Board of Directors may determine, shall be fully paid and nonassessable.

  The Board of Directors of the Corporation may, by adoption of a resolution or Bylaw, impose restrictions upon the transferability by shareholders of shares of the Corporation's stock.

  No shares of the Corporation's stock shall have any conversion or exchange rights or privileges or have cumulative voting rights.

  Except as otherwise required under the 1940 Act, voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock. Each holder of a full or fractional share of Common Stock shall be entitled, in the case of full shares, to one vote for each such share and, in the case of fractional shares, to a fraction of one vote corresponding to the fractional amount of each such fractional share, in each case based upon the number of shares registered in such holder's name on the books of the Corporation on the record date fixed for such purpose.

  Any assets of the Corporation distributed to the stockholders shall be distributed among such stockholders, in cash or in kind at the option of the directors, in proportion to the number of full and fractional shares of Common Stock held by them and recorded on the books of the Corporation on the record date fixed for such purpose.

  Each holder of shares of stock shall, upon demand, disclose to the Corporation such information with respect to direct or indirect holdings of such shares as the directors or any officer or agent of the Corporation designated by the directors deem necessary to comply with provisions of the Internal Revenue Code of 1986 applicable to the Corporation, to comply with requirements of any other appropriate taxing authority, or to comply with the provisions of the 1940 Act or of the Employee Retirement Income Security Act of 1974, as any of said laws may be amended from time to time.

Article VII
Board of Directors

The number of directors of the Corporation shall be two (2), which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law. The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are Ronald W. Swenson and Salvador O. Gutierrez.

Article VIII
Management of the Corporation's Affairs

  All corporate powers and authority of the Corporation shall be vested in and exercised by, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors except as otherwise provided by statute, the charter, or the Bylaws of the Corporation.

  The Board of Directors shall have the exclusive power to adopt, alter, or repeal the Bylaws of the Corporation.

  Subject to the provisions of the Maryland General Corporation Law, the Board of Directors shall have the power to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger) shall be open to inspection by stockholders. No stockholder shall have any right to inspect any account, book, or document of the Corporation except to the extent permitted by statute or the Bylaws.

  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of manifest error or actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation. To the extent not prohibited by law or by this charter or Bylaws, the Board of Directors may delegate the power to make such determinations to any one or more of the directors or officers of the Corporation, its investment adviser, administrator, custodian, or depositary of the Corporation's assets, or another agent of the Corporation appointed for such purposes.

  Except as otherwise required under the 1940 Act, the Board of Directors shall have the power to make distributions, including dividends, from any legally available funds in such amounts, and in a manner and to the stockholders of record as of such a date, as the Board of Directors may determine.

Article IX
Stockholder Liability

The stockholders shall not be liable to any extent for the payment of any debt of the Corporation.

Article X
Majority of Votes

Except as otherwise provided in these Articles or under the 1940 Act, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holder entitled to cast a majority of all the votes entitled to be cast on the matter.

Article XI
Special Voting Requirements - Control Shares

The Corporation shall not be governed by the provisions of Section 3-602 of the Maryland General Corporation Law.

Article XII
Limitation on Liability

  To the maximum extent permitted by the laws of Maryland (but not in violation of any applicable requirement or limitation of the 1940 Act), in each case as currently in effect or as may hereafter be amended:

  No director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages; and

  The Corporation shall have the power to obligate itself to indemnify and to advance expenses as provided in the Bylaws of the Corporation to its present and past directors, officers, employees and agents (including any person or firm appointed by the Corporation to serve as investment adviser or any similar function), and persons who are serving or have served at the request of the Corporation in similar capacities

  No amendment, alteration, or repeal of this Article or the adoption, alteration, or amendment of any other provision of these Articles or the Bylaws of the Corporation inconsistent with this Article, shall adversely affect any limitation on liability or indemnification of any person under this Article with respect to any act or failure to act which occurred prior to such amendment, alteration, repeal, or adoption.

Article XIII
Limited Term of Existence

The Corporation shall have a limited period of existence and shall cease to exist at the close of business on December 31, 2012, except that the Corporation shall continue to exist for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs. After the close of business on December 31, 2012, if the Corporation has not liquidated and wound up its business and affairs, the directors shall become trustees of the Corporation's assets for purposes of liquidation with the full powers granted to directors of a corporation which has voluntarily dissolved under subtitle 4 of Title 3 of the Maryland General Corporation Law or any successor statute as are necessary to liquidate the Corporation and wind up its affairs, but in no event with lesser power than the powers granted by such subtitle as of the date of incorporation of the Corporation.

* * * * *

Article XIV
Right of Amendment

Any provision of these Articles may be amended, altered, or repealed upon the affirmative vote of a majority of all the votes entitled to be cast on the matter.

In Witness Whereof, I have signed these Articles of Incorporation and acknowledge the same to be my act this 30th day of October, 2003.

  /s/ Ronald R. Swenson
Ronald W. Swenson